Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY REPORTS

FISCAL 2010 FOURTH QUARTER AND FULL YEAR RESULTS

SAN FRANCISCO – June 10, 2010 – Del Monte Foods Company (NYSE: DLM):

Announcement Highlights

•	Fiscal 2010 results:

o	Full year F10 net sales increased 3.1% (+5.0% on a comparable 52-week basis).

o

Diluted EPS from continuing operations increased 60.8% to $1.19 (which includes $0.11 of debt refinancing costs) from $0.74 in F09. Results reflect topline growth and lower costs, and a ~54% increase in marketing investment.

o	Full year F10 cash provided by operating activities, less cash used in investing activities was $251 million.

•	Fourth quarter fiscal 2010 results:

o	Fourth quarter net sales declined 9.8% (-3.9% on a comparable 13-week basis).

o	Diluted EPS from continuing operations declined 11.4% to $0.31 from $0.35 in Q4F09. Results reflect one extra week in Q4F09 vs.Q4F10, a 64% increase in marketing investment, and productivity savings.

•	Company provides fiscal 2011 earnings and cash flow guidance:

o	Net sales expected to grow 3%-4% over F10 sales of $3,739.8 million.

o	EPS from continuing operations expected to be $1.38-$1.42.

o	Cash from operations less cash from investing expected to be $260-$270 million.

•	Company ended fiscal 2010 with Net Debt to Adjusted EBITDA at 2.0x.

•

Company announces that its Board of Directors has approved an 80% increase in the quarterly dividend from $0.05 to $0.09 per common share and a 3-year, $350 million share repurchase authorization, reflecting Company’s confidence in a higher ongoing level of performance.

“Del Monte delivered record fiscal 2010 results, establishing a higher level of earnings and setting the new base for sustained growth and performance in fiscal 2011 and beyond,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “These exceptional results, including EPS growth of over 60% and operating margins expanding by over 350 basis points, were achieved while significantly increasing our marketing investment by over 50%. These results are a testament to the changes we have made and the actions we have taken over the past several years, as well as the successful execution of our growth strategy. Our confidence in our future is reflected by the fact that we are announcing today a $350 million, 3-year share repurchase authorization and an 80% increase in our dividend.”

Mr. Wolford continued, “As we exit the fourth quarter fiscal 2010, and enter fiscal 2011, we feel very good about the health of our business and our long range guidance as we build future performance from this new higher base. For fiscal 2011, we will continue to invest behind our brands and key growth engines, while executing additional productivity initiatives. We are confident in our ability to drive long-term sustainable EPS growth.”

Del Monte Foods Fourth Quarter Results

Del Monte Foods (the “Company”) today reported net sales of $954.0 million for its 13-week quarter ended May 2, 2010, compared to $1,057.4 million for its 14-week quarter ended May 3, 2009, a decrease of 9.8%. Income from continuing operations for the quarter was $63.3 million, or $0.31 diluted earnings per share from continuing operations (EPS), compared to $68.8 million, or $0.35 EPS in the previous year. Results for the fourth quarter fiscal 2009 included the positive impact of the extra week (~6.1% net sales, ~$0.04 EPS).

The 9.8% decrease in net sales for the quarter largely reflects lower volume due to one extra week in the fourth quarter fiscal 2009 (~6.1%). Aside from 14th week, unit volume was lower in Consumer Products and Pet Products. In fiscal 2010, Consumer Products shifted the focus of its Vegetable promotion to the second and third quarters, compared to the fourth quarter a year ago. In Pet Products, a year ago, Dry Pet Food benefitted from competitive pricing and supply issues. New product volume in Consumer and fiscal 2009 Pet Product pricing actions net of volume elasticity benefitted fourth quarter fiscal 2010 net sales.

Fourth quarter EPS of $0.31 was down $0.04 from fourth quarter fiscal 2009 EPS of $0.35. The impact from the absence of the 14th week was ~$(0.04). The fourth quarter results also reflected a 64% increase in marketing investment (consistent with the Company’s Accelerated Growth Plan). Lower costs (primarily from productivity savings) were essentially offset by the negative impact of the topline. Mark-to-market hedge gains (as compared to losses in the year ago period) and lower interest expense also benefitted EPS.

Reportable Segments – Fourth Quarter Results

Pet Products

For the fourth quarter, Pet Products net sales were $446.8 million, a decline of 8.6% from net sales of $488.6 million in the prior year period. The decrease in Pet Products net sales largely reflects lower volume due to one extra week in the fourth quarter fiscal 2009 ~(6.2)%. Aside from the 14th week, the lower unit volume (which was largely anticipated and primarily due to prior year competitor supply and distribution disruptions) was partially offset by the benefit of fiscal 2009 pricing actions net of volume elasticity.

Pet Products operating income decreased 6.9% from $82.1 million in fourth quarter fiscal 2009 to $76.4 million in fourth quarter fiscal 2010. Excluding the impact of the 14th week, operating income was essentially flat. These results reflect the impact of a 100%+ increase in marketing investment related to advertising campaigns across core Pet brands (Meow Mix, Kibbles N’ Bits, Milk-Bone, and Pup-Peroni). The impact of this increase in marketing as well as lower unit volume was essentially offset by benefit of 2009 pricing actions, lower costs (primarily due to productivity savings) and lower G&A costs (reflecting lower intangible asset impairments relating to Pet trademarks).

Consumer Products

For the fourth quarter, Consumer Products net sales were $507.2 million, a decrease of 10.8% from net sales of $568.8 million in the prior year period. The decrease in Consumer Products net sales largely reflects lower volume due to one extra week in the fourth quarter fiscal 2009 ~(6.1)%. Aside from the 14th week, volume was lower due to Vegetable promotion focused on key holidays in the second and third quarters, compared to the focus on key holidays in the fourth quarter a year ago (which was anticipated) along with other promotional timing factors and competitive actions (which were not anticipated). These decreases were partially offset by the benefit of new product volume, primarily from Del Monte Fruit Smoothies and No Salt Added vegetable products.

Consumer Products operating income decreased 30.9% from $70.5 million in fourth quarter fiscal 2009 to $48.7 million in fourth quarter fiscal 2010. Excluding the impact of the 14th week, operating income decreased 25.9%. The negative impact of the topline along with higher G&A expense and marketing investment was partially offset by lower costs (primarily from productivity savings).

Del Monte Foods Full Year Ended May 2, 2010 Results

The Company reported net sales for fiscal 2010 of $3,739.8 million, for its 52-week fiscal year ended May 2, 2010, compared to $3,626.9 million, for its 53-week fiscal year ended May 3, 2009, an increase of 3.1%. Income from continuing operations for fiscal 2010 was $242.0 million, or $1.19 EPS, compared to $147.7 million, or $0.74 EPS in the previous year. Results for the full year ended May 2, 2010 include pre-tax costs of ~$17 million ($0.05 EPS) relating to the Company’s closed notes offering and tender offer and ~$21 million ($0.06 EPS) relating to the refinancing of the Company’s Senior Credit Facility. Results for fiscal 2009 included the positive impact of the extra week (~1.8% net sales, ~$0.04 EPS).

Cash provided by operating activities, less cash used in investing activities for fiscal 2010 was $251 million. The Company ended fiscal 2010 with Net Debt to Adjusted EBITDA at 2.0x.

The 3.1% increase in net sales for the fiscal year was driven primarily by strong base unit volume gains across the portfolio. The wraparound effect of fiscal 2009 pricing actions, partially offset by the impact of elasticity, as well as new product volume growth (primarily in Consumer Products) also benefited the topline. These gains were partially offset by lower volume due to one extra week in fiscal 2009 ~(1.8)% as compared to fiscal 2010, and increased trade spend.

Fiscal 2010 EPS of $1.19 (including ~$0.11 EPS relating to the closed notes and tender offer as well as the refinancing of the Senior Credit Facility) increased $0.45 from fiscal 2009 EPS of $0.74. The impact from the absence of the 53rd week was ~$(0.04). The significant increase in EPS was driven primarily by the benefit of the topline, as well as lower costs (primarily related to productivity savings). These gains were partially offset by a ~54% increase in marketing investment (consistent with the Company’s Accelerated Growth Plan). The Company also benefitted from mark-to-market hedge gains as compared to losses in the prior year. Higher interest expense (driven by debt refinancing costs relating to the refinancing of the Company’s Senior Credit Facility and the Company’s closed notes and tender offer), higher G&A costs, and a higher tax rate negatively impacted EPS.

Full Year Fiscal 2010 EPS1

	Q1A	Q2A	Q3A	Q4A	F10A
Fiscal 2010	$0.30	$0.31	$0.28	$0.31	$1.19
Includes:
Costs related to the refinancing of Senior Credit Facility and 7 1/2% notes offering and 8 5/8% notes tender offer	—	($0.05)	($0.06)	—	($0.11)

	Q1A	Q2A	Q3A	Q4A	F09A
Fiscal 2009	($0.04)	$0.14	$0.30	$0.35	$0.74

1 May not sum due to rounding.

Outlook

Fiscal 2011

For fiscal 2011, the Company expects net sales growth of 3% to 4% over fiscal 2010 net sales of $3,739.8 million.

The Company expects fiscal 2011 EPS from continuing operations to be $1.38 to $1.42 compared to $1.30 Adjusted EPS from continuing operations in fiscal 2010 (which excluded the ~$0.11 EPS relating to the closed notes and tender offer as well as the refinancing of the Senior Credit Facility). This is consistent with the Company’s 7% to 9% annual long-term EPS growth target.

Fiscal 2011 EPS Guidance

	F11 Guidance	F10 Adjuted EPS
	$1.38 to $1.42	$1.30
Excludes:
Costs related to 7 1/ 2% notes offering and 8 5/8% notes tender offer	—	($0.05)
Costs related to refinancing of Senior Credit Facility	—	($0.06)

In fiscal 2011, the Company expects cash provided by operating activities, less cash used in investing activities to be approximately $260 to $270 million. This compares to $251 million in fiscal 2010.

Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2010 fourth quarter and full year results and fiscal 2011 outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q4 2010 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2010. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry-Outs® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn®, and other brand names. The Company also produces, distributes and markets private label pet products and food products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.™

Non-GAAP Financial Measures

Cash Flow and Adjusted Cash Flow

Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and/or the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures of cash flow. Del Monte internally uses cash flow, which it defines as cash provided by operating activities less cash used in investing activities, as a financial measure. Additionally, Del Monte uses adjusted cash flow as a financial measure. Del Monte uses these non-GAAP financial measures (cash flow and adjusted cash flow) internally to benchmark its performance period-to-period and believes this information is also helpful to investors. When looking internally at year-over-year changes in cash flow, the Company generally excludes the impact on the period’s consolidated statement of cash flows of large acquisition or divestiture transactions, such as the fiscal 2009 divestiture of the seafood business, the fiscal 2007 acquisitions of Meow Mix and Milk-Bone and the fiscal 2006 divestiture of its soup and infant feeding businesses, and generally provides year-over-year comparisons on the same basis. When excluding the impact of large acquisitions or divestiture transactions, the Company refers to such measures as adjusted cash flow. Accordingly, Del Monte is using cash flow as a financial measure to compare its fiscal 2011 cash flow guidance to its fiscal 2010 cash flow performance and adjusted cash flow as a financial measure to compare its fiscal 2010 cash flow performance to its fiscal 2009 cash flow performance. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the Company cautions investors that the non-GAAP financial measures used by Del Monte may differ from the non-GAAP measures used by other companies.

Del Monte Foods Company

Reconciliations of Non-GAAP Financial Measures - Cash Flow and Adjusted Cash Flow

(in millions)

	Fiscal Year
	2011E2	2010	2009
Net cash provided by operating activities, as reported (GAAP)	$365.0	$355.9	$200.6

Net cash provided by (used in) investing activities, as reported (GAAP)	(100.0)	(104.9)	277.1

Cash flow	$265.0	$251.0	$477.7

Cash flow impact of large acquisition (divestiture) transactions[1]	—	—	(310.5)

Cash flow, as adjusted	$265.0	$251.0	$167.2

1 Cash flow impact of large divestiture transactions consists of:

Fiscal Year
2009
Net proceeds from disposal of assets (large divestiture)	$365.8
Restricted cash related to mandatory debt prepayments, resulting from large divestiture transaction	—
Working capital reflected in purchase price proceeds due to timing of closing	(23.0)
Cash tax payments related to asset sale paid during the period	(32.3)

$310.5

2 Cash flow guidance for Fiscal 2011E represents the midpoint.

Adjusted EPS

Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and/or the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures relating to earnings per share. Del Monte uses Adjusted EPS as a financial measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. More specifically, when looking internally at its fiscal 2011 EPS guidance as compared to its fiscal 2010 EPS performance (and particularly at how the expected year-over-year change in EPS performance compares to the Company’s previously disclosed long-term guidance), the Company excludes the impact of the fiscal 2010 expenses relating to its closed notes offering and tender offer as well as the refinancing of its Senior Credit Facility. In evaluating year-over-year changes in the Company’s business, the Company believes that fiscal 2010 Adjusted EPS of $1.30 (rather than GAAP EPS of $1.19) provides a useful period-to-period comparison to its $1.38-$1.42 expectations for fiscal 2011, which is not expected to include the refinancing expenses that impacted fiscal 2010. The

Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the Company cautions investors that the non-GAAP financial measures used by Del Monte may differ from the non-GAAP measures used by other companies.

Del Monte Foods Company

Reconciliations of Non-GAAP Financial Measures - Adjusted EPS

	Fiscal Year
	2011E	2010
EPS, as reported (GAAP)	$1.38-1.42	$1.19
Adjustments to derive Adjusted EPS:
Expenses related to closed notes offer and tender offer	—	0.05
Expense related to refinancing of Senior Credit Facility	—	0.06

Adjusted EPS	$1.38-1.42	$1.30

Net Debt to Adjusted EBITDA

Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and/or the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures relating to leverage. Del Monte uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. In calculating Net Debt to Adjusted EBITDA, the Company excludes from EBITDA the impact the fiscal 2010 closed notes offering and tender offer as well as the refinancing of its Senior Credit Facility. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the Company cautions investors that the non-GAAP financial measures used by Del Monte may differ from the non-GAAP measures used by other companies.

Del Monte Foods Company

Reconciliations of Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA

(in millions, except ratio)

	Fiscal
	2010
Reconciliation of EBITDA and Adjusted EBITDA:
Net Income	$244.3
Less: Income from Discontinued Operations	(2.3)
Adjustments to derive EBITDA:
Provision for income taxes	139.9
Interest expense	116.3
Depreciation and amortization expense	99.4
Amortization of debt issuance costs (1)	(5.7)
Amortization of debt discount (1)	(0.5)

EBITDA	591.4
Adjustments to derive Adjusted EBITDA:
Discontinuation of hedge accounting for interest rate swap	13.4

Adjusted EBITDA	$604.8

Calculation of Net Debt:
Debt	$1,290.8
Less: Cash and cash equivalents	53.7

Net Debt	$1,237.1

Net Debt to Adjusted EBITDA	2.0	x

(1)	Represents adjustments to eliminate duplicative reporting of the amortization of debt issuance costs and amortization of debt discount, which in the table above is included in both interest expense (as taken from the consolidated statements of income) and depreciation and amortization expense (as taken from the consolidated statements of cash flows).

Forward-Looking Statements

This press release and the accompanying webcast contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release and/or the accompanying webcast include or may include statements related to fiscal 2011 or other future financial operating results and related matters, including the expected impact of the Accelerated Growth Plan strategy and its related initiatives, expected costs, expected productivity savings, expected sales and other matters; statements related to the 80% increase in the Company’s quarterly dividend; and statements related to the Company’s $350 million three-year share buyback authorization, including amounts expected to be executed in fiscal 2011 and the expected manner of such execution.

Factors that could cause actual results to differ materially from those described in this press release and/or accompanying webcast include, among others: competition, including pricing and promotional spending levels by competitors; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings; shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; sufficiency and effectiveness of marketing and trade promotion programs; our ability to launch new products and anticipate changing pet and consumer preferences; performance of our pet products business and packaged produce sales; our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; product distribution; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; industry trends, including changes in buying, inventory and other business practices by customers; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; changes in, or the failure or inability to comply with U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; impairments in the book value of goodwill or other intangible assets; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; reliance on certain third parties, including co-packers, our broker, and third-party distribution centers or managers; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; pension costs and funding requirements; risks associated with foreign operations; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of information technology systems; transformative plans; general economic and business conditions; and other factors.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

There can be no assurance that dividends will be declared or paid in the future. The actual declaration and payment of future dividends and the establishment of record and payment dates, if any, are subject to determination by the Company’s Board of Directors each quarter after its review of the Company’s then-current strategy, applicable debt covenants and financial performance and position, among other things. The Company’s declaration and payment of future dividends is subject to risks and uncertainties, including: deterioration of the Company’s financial performance or position; inability to declare a dividend in compliance with applicable laws or debt covenants; an increase in the Company’s cash needs or decrease in available cash; and the business judgment of the Board of Directors that a declaration of a dividend is not in Del Monte Foods Company’s best interests, as well as other risks that may be detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. Factors that could affect the Company’s financial performance or position, compliance with applicable debt covenants, or cash flow include those risks and uncertainties listed above and other risks and uncertainties that may be described from time to time in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

Under the Company’s June 2010 $350 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including Accelerated Share Buybacks, open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization (including any amounts identified as expected to be executed in fiscal 2011) and the timing, actual number and value of the shares which are repurchased (and the manner of any such repurchase) will be at the discretion of management and will depend on a number of factors, including the price of the Company’s common stock and other market conditions, an increase in the Company’s cash needs or decrease in available cash and the Company’s financial performance and position (including its performance against its fiscal 2011 expectations), each of which may be affected by those risks and uncertainties listed above and other risks and uncertainties that may be described from time to time in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. The Company may suspend or discontinue repurchases at any time.

Investors are cautioned not to place undue reliance on the forward-looking statements included in this release and the accompanying webcast, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended		Fiscal Year Ended
	May 2, 2010	May 3, 2009	May 2, 2010	May 3, 2009

Net sales	$954.0	$1,057.4	$3,739.8	$3,626.9
Cost of products sold	629.9	729.6	2,510.6	2,622.7

Gross profit	324.1	327.8	1,229.2	1,004.2
Selling, general and administrative expense	216.0	193.2	721.2	643.3

Operating income	108.1	134.6	508.0	360.9
Interest expense	19.4	25.2	116.3	110.3
Other (income) expense	(8.4)	5.3	9.8	24.1

Income from continuing operations before income taxes	97.1	104.1	381.9	226.5
Provision for income taxes	33.8	35.3	139.9	78.8

Income from continuing operations	63.3	68.8	242.0	147.7
Income from discontinued operations before income taxes	0.5	4.5	1.4	38.9
Provision (benefit) for income taxes	0.1	1.8	(0.9)	14.3

Income from discontinued operations	0.4	2.7	2.3	24.6

Net income	$63.7	$71.5	$244.3	$172.3

Earnings per common share
Basic:
Basic Average Shares	199.8	198.3	199.0	198.1
EPS - Continuing Operations	$0.32	$0.35	$1.22	$0.74
EPS - Discontinued Operations	0.00	0.01	0.01	0.13

EPS - Total	$0.32	$0.36	$1.23	$0.87

Diluted:
Diluted Average Shares	206.0	198.8	202.8	198.4
EPS - Continuing Operations	$0.31	$0.35	$1.19	$0.74
EPS - Discontinued Operations	0.00	0.01	0.01	0.13

EPS - Total	$0.31	$0.36	$1.20	$0.87

Del Monte Foods Company—Selected Financial Information

Net Sales by Segment

(in millions)

	Three Months Ended		Fiscal Year Ended
	May 2,	May 3,	May 2,	May 3,
Net Sales:	2010	2009	2010	2009
Pet Products	$446.8	$488.6	$1,750.0	$1,673.4
Consumer Products	507.2	568.8	1,989.8	1,953.5

Total company	$954.0	$1,057.4	$3,739.8	$3,626.9

Operating Income by Segment
(in millions)

	Three Months Ended		Fiscal Year Ended
	May 2,	May 3,	May 2,	May 3,
Operating Income:	2010	2009	2010	2009
Pet Products	$76.4	$82.1	$355.5	$219.9
Consumer Products	48.7	70.5	222.6	195.1
Corporate (a)	(17.0)	(18.0)	(70.1)	(54.1)

Total company	$108.1	$134.6	$508.0	$360.9

(a)	Corporate represents expenses not directly attributable to reportable segments.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except per share data)

	May 2, 2010	May 3, 2009
ASSETS
Cash and cash equivalents	$53.7	$142.7
Trade accounts receivable, net of allowance	187.0	188.5
Inventories	726.4	677.4
Prepaid expenses and other current assets	128.5	138.6

TOTAL CURRENT ASSETS	1,095.6	1,147.2

Property, plant and equipment, net	658.8	642.6
Goodwill	1,337.7	1,337.7
Intangible assets, net	1,162.4	1,171.5
Other assets, net	34.4	22.3

TOTAL ASSETS	$4,288.9	$4,321.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$469.5	$472.4
Short-term borrowings	5.6	2.3
Current portion of long-term debt	30.0	32.3

TOTAL CURRENT LIABILITIES	505.1	507.0

Long-term debt	1,255.2	1,525.9
Deferred tax liabilities	441.0	390.5
Other non-current liabilities	260.2	291.4

TOTAL LIABILITIES	2,461.5	2,714.8

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized: 500.0; 216.6 issued and 199.2 outstanding at May 2, 2010 and 215.1 issued and 197.7 outstanding at May 3, 2009)	2.2	2.1
Additional paid-in capital	1,085.0	1,047.5
Treasury stock, at cost	(183.1)	(183.1)
Accumulated other comprehensive income (loss)	(59.8)	(38.4)
Retained earnings	983.1	778.4

TOTAL STOCKHOLDERS’ EQUITY	1,827.4	1,606.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,288.9	$4,321.3

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in millions)

	Fiscal Year Ended
	May 2, 2010	May 3, 2009
OPERATING ACTIVITIES:
Net income	$244.3	$172.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99.4	104.9
Deferred taxes	54.4	29.5
Write off of debt issuance cost and loss on debt refinancing	24.8	—
(Gain)/loss on asset disposal	2.6	(23.3)
Stock compensation expense	21.3	12.2
Discontinuation of hedge accounting for interest rate swap	13.4	—
Impairment loss on pet intangible assets	3.0	11.7
Other non-cash items, net	(3.5)	10.1
Changes in operating assets and liabilities:
Trade accounts receivable, net	(2.4)	89.5
Inventories	(51.9)	(78.5)
Prepaid expenses and other current assets	19.7	(58.9)
Other assets, net	(0.5)	2.5
Accounts payable and accrued expenses	(38.0)	(69.5)
Other non-current liabilities	(30.7)	(1.9)

NET CASH PROVIDED BY OPERATING ACTIVITIES	355.9	200.6

INVESTING ACTIVITIES:
Capital expenditures	(104.9)	(88.7)
Net proceeds from disposal of assets	—	365.8

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(104.9)	277.1

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	208.8	517.7
Payments on short-term borrowings	(204.3)	(515.7)
Proceeds from long-term debt	1,042.2	—
Principal payments on long-term debt	(1,315.7)	(333.8)
Payments of debt related costs	(43.6)	—
Dividends paid	(37.6)	(31.6)
Issuance of common stock	12.3	2.1
Excess tax benefits from stock-based compensation	1.7	—

NET CASH USED IN FINANCING ACTIVITIES	(336.2)	(361.3)

Effect of exchange rate changes on cash and cash equivalents	(3.8)	0.6
NET CHANGE IN CASH AND CASH EQUIVALENTS	(89.0)	117.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	142.7	25.7

CASH AND CASH EQUIVALENTS AT END OF YEAR	$53.7	$142.7

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CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Christina Um Del Monte Foods (415) 247-3382 investor.relations@delmonte.com